Exhibit 99.1
PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS,
or $3.36 Excluding a $130 million FDIC Special Assessment
Grew liquidity and capital; reduced expenses; credit quality stable
PITTSBURGH, Apr. 16, 2024 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	1Q24	4Q23	1Q23	First Quarter Highlights
				▪
Financial Results				Comparisons reflect 1Q24 vs. 4Q23
Revenue	$5,145	$5,361	$5,603

Income Statement
▪Revenue decreased 4%
▪Core noninterest expenses declined 6%
▪Generated positive operating leverage; efficiency improved
▪Provision for credit losses of $155 million
Balance Sheet
▪Average loans decreased 1%
▪Average deposits decreased 1%
–Spot deposits increased 1%
▪ACL to total loans stable at 1.7%
▪Net loan charge-offs were $243 million, or 0.30% annualized to average loans
▪AOCI was negative $8.0 billion, compared to negative $7.7 billion, reflecting higher interest rates
▪TBV per share increased to $85.70
▪Federal Reserve Bank balances averaged $47.8 billion, an increase of $5.6 billion
▪Maintained strong capital position
–CET1 capital ratio of 10.1%
–Repurchased $0.1 billion of common shares

Noninterest expense (NIE)	3,334	4,074	3,321
Non-core NIE adjustments	130	665	—
Core NIE (non-GAAP)	3,204	3,409	3,321
Pretax, pre-provision earnings - as adjusted (non-GAAP)	1,941	1,952	2,282
Provision for credit losses	155	232	235
Net income	1,344	883	1,694

Per Common Share
Diluted earnings	$3.10	$1.85	$3.98
Impact from non-core NIE adjustments	0.26	1.31	—
Diluted earnings - as adjusted (non-GAAP)	3.36	3.16	3.98
Average diluted common shares outstanding	400	401	402
Book value	113.30	112.72	104.76
Tangible book value (TBV) (non-GAAP)	85.70	85.08	76.90

Balance Sheet & Credit Quality
Average loans In billions	$320.6	$324.6	$325.5
Average deposits In billions	420.2	423.9	436.2
Accumulated other comprehensive income (loss) (AOCI) In billions	(8.0)	(7.7)	(9.1)
Net loan charge-offs	243	200	195
Allowance for credit losses (ACL) to total loans	1.68%	1.70%	1.66%

Selected Ratios
Return on average common shareholders' equity	11.39%	6.93%	16.11%
Return on average assets	0.97	0.62	1.22
Net interest margin (NIM) (non-GAAP)	2.57	2.66	2.84
Noninterest income to total revenue	37	37	36
Efficiency	65	76	59
Efficiency - as adjusted (non-GAAP)	62	64	59
Common equity Tier 1 (CET1) capital ratio	10.1	9.9	9.2

Core NIE is a non-GAAP measure calculated by excluding non-core NIE adjustments from noninterest expense. Non-core NIE adjustments include the pre-tax impact from the FDIC special assessment for the recovery of Silicon Valley Bank and Signature Bank ($130 million in 1Q24 and $515 million in 4Q23); 4Q23 also excludes charges related to the workforce reduction ($150 million). See this and other non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

"PNC delivered solid first quarter results generating net income of $1.3 billion which included an additional $130 million pre-tax FDIC special assessment. During the quarter, we grew customers, reduced expenses, increased spot deposits, maintained stable credit quality and continued to build upon our strong liquidity and capital positions. The strength of our balance sheet, diverse business mix, and the quality of our people, position us well for continued growth across our franchise as the year progresses."

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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 2
Income Statement Highlights
First quarter 2024 compared with fourth quarter 2023
▪Total revenue of $5.1 billion decreased $216 million, or 4%, due to lower net interest income and noninterest income.
▪Net interest income of $3.3 billion decreased $139 million, or 4%, reflecting increased funding costs, lower loan balances and one fewer day in the quarter.
–Net interest margin of 2.57% decreased 9 basis points.
▪Noninterest income of $1.9 billion decreased $77 million, or 4%.
–Fee income of $1.7 billion decreased $74 million, or 4%, primarily due to lower capital markets and advisory activity and a seasonal decline in card and cash management fees.
–Other noninterest income of $135 million decreased $3 million.
▪Noninterest expense of $3.3 billion decreased $740 million, or 18%, and included non-core noninterest expenses of $130 million in the first quarter and $665 million in the fourth quarter.
–Core noninterest expense of $3.2 billion decreased $205 million, or 6%, driven by lower or stable expenses across all categories, reflecting a continued focus on expense management.
▪Provision for credit losses was $155 million in the first quarter, reflecting portfolio activity and improved macroeconomic factors. The fourth quarter of 2023 included a provision for credit losses of $232 million.
▪The effective tax rate was 18.8% for the first quarter and 16.3% for the fourth quarter.
Balance Sheet Highlights
First quarter 2024 compared with fourth quarter 2023 or March 31, 2024 compared with December 31, 2023
▪Average loans of $320.6 billion decreased $4.0 billion, or 1%.
–Average commercial loans of $219.2 billion decreased $3.4 billion, or 2%, driven by lower utilization of loan commitments and paydowns outpacing new production.
–Average consumer loans of $101.4 billion declined less than 1%.
▪Credit quality performance:
–Delinquencies of $1.3 billion decreased $109 million, or 8%, driven by lower consumer and commercial loan delinquencies.
–Total nonperforming loans of $2.4 billion increased $200 million, or 9%, primarily due to higher commercial real estate nonperforming loans.
–Net loan charge-offs of $243 million increased $43 million, primarily due to higher commercial net loan charge-offs.
–The allowance for credit losses of $5.4 billion was relatively unchanged. The allowance for credit losses to total loans was 1.68% at March 31, 2024, and 1.70% at December 31, 2023.
▪Average deposits of $420.2 billion decreased $3.8 billion, or 1%, reflecting seasonally lower commercial deposits.
–Deposits at March 31, 2024, of $425.6 billion increased $4.2 billion, or 1%, reflecting higher commercial and consumer deposits balances.
▪Average investment securities of $135.4 billion decreased $2.0 billion, or 1%.
▪Average Federal Reserve Bank balances of $47.8 billion increased $5.6 billion.
–Federal Reserve Bank balances at March 31, 2024, of $53.2 billion increased $9.9 billion, or 23%, reflecting higher period end deposits.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 3
▪Average borrowed funds of $75.6 billion increased $2.7 billion, or 4%, primarily due to parent company senior debt issuances early in the quarter.
▪PNC maintained a strong capital and liquidity position.
–On April 3, 2024, the PNC board of directors declared a quarterly cash dividend on common stock of $1.55 per share to be paid on May 6, 2024 to shareholders of record at the close of business April 15, 2024.
–PNC returned $0.8 billion of capital to shareholders, reflecting more than $0.6 billion of dividends on common shares and more than $0.1 billion of common share repurchases, representing 0.9 million shares.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.1% at March 31, 2024 and 9.9% at December 31, 2023.
–PNC's average LCR for the three months ended March 31, 2024, was 107%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	1Q24	4Q23	1Q23
Net income	$1,344	$883	$1,694
Net income attributable to diluted common shares - as reported	$1,240	$740	$1,599
Net income attributable to diluted common shares - as adjusted (non-GAAP)	$1,343	$1,265	$1,599
Diluted earnings per common share - as reported	$3.10	$1.85	$3.98
Diluted earnings per common share - as adjusted (non-GAAP)	$3.36	$3.16	$3.98
Average diluted common shares outstanding	400	401	402
Cash dividends declared per common share	$1.55	$1.55	$1.50

See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

First quarter 2024 net income of $1.3 billion, or $3.10 per diluted common share, included $103 million of post-tax expenses pertaining to the increased FDIC special assessment. Excluding the impact of this item, adjusted diluted earnings per common share was $3.36.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q24 vs	1Q24 vs
In millions	1Q24	4Q23	1Q23	4Q23	1Q23
Net interest income	$3,264	$3,403	$3,585	(4)%	(9)%
Noninterest income	1,881	1,958	2,018	(4)%	(7)%
Total revenue	$5,145	$5,361	$5,603	(4)%	(8)%

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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 4
Total revenue for the first quarter of 2024 decreased $216 million from the fourth quarter of 2023 and $458 million compared with the first quarter of 2023. In both comparisons, the decline was due to lower net interest income and noninterest income.
Net interest income of $3.3 billion decreased $139 million compared to the fourth quarter of 2023, reflecting increased funding costs, lower loan balances and one fewer day in the quarter. Net interest margin was 2.57% in the first quarter of 2024, decreasing 9 basis points in comparison with the fourth quarter of 2023, primarily as a result of higher funding costs.
Compared to the first quarter of 2023, net interest income decreased $321 million and net interest margin declined 27 basis points, as the benefit of higher interest-earning asset yields was more than offset by increased funding costs.

Noninterest Income				Change	Change
				1Q24 vs	1Q24 vs
In millions	1Q24	4Q23	1Q23	4Q23	1Q23
Asset management and brokerage	$364	$360	$356	1%	2%
Capital markets and advisory	259	309	262	(16)%	(1)%
Card and cash management	671	688	659	(2)%	2%
Lending and deposit services	305	314	306	(3)%	—
Residential and commercial mortgage	147	149	177	(1)%	(17)%
Fee income	1,746	1,820	1,760	(4)%	(1)%
Other	135	138	258	(2)%	(48)%
Total noninterest income	$1,881	$1,958	$2,018	(4)%	(7)%

Noninterest income for the first quarter of 2024 decreased $77 million compared with the fourth quarter of 2023. Asset management and brokerage revenue increased $4 million and included the impact of favorable equity markets. Capital markets and advisory revenue declined $50 million, driven by lower merger and acquisition advisory activity, partially offset by higher underwriting fees. Card and cash management fees decreased $17 million as seasonally lower consumer transaction volumes were partially offset by higher treasury management fees. Lending and deposit services declined $9 million reflecting the reduction of certain checking product fees. Residential and commercial mortgage revenue decreased $2 million reflecting lower residential mortgage activity. Other noninterest income decreased $3 million, and included lower gains on sales. The first quarter also included negative Visa Class B derivative fair value adjustments of $7 million. Visa Class B derivative fair value adjustments were negative $100 million in the fourth quarter.
Noninterest income for the first quarter of 2024, decreased $137 million from the first quarter of 2023. Fee income declined $14 million, as growth in card and cash management and asset management and brokerage fees were more than offset by lower residential and commercial mortgage revenue. Other noninterest income decreased $123 million primarily driven by a decline in private equity revenue. The first quarter of 2023 also included negative Visa Class B derivative fair value adjustments of $45 million.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 5

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q24 vs	1Q24 vs
In millions	1Q24	4Q23	1Q23	4Q23	1Q23
Personnel	$1,794	$1,983	$1,826	(10)%	(2)%
Occupancy	244	243	251	—	(3)%
Equipment	341	365	350	(7)%	(3)%
Marketing	64	74	74	(14)%	(14)%
Other	891	1,409	820	(37)%	9%
Total noninterest expense	$3,334	$4,074	$3,321	(18)%	—
Non-core noninterest expense adjustments	130	665	—
Core noninterest expense (non-GAAP)	$3,204	$3,409	$3,321	(6)%	(4)%
See non-GAAP financial measures included in the Consolidated Financial Highlights accompanying this news release

Noninterest expense for the first quarter of 2024 decreased $740 million in comparison to the fourth quarter of 2023. The first quarter of 2024 included non-core noninterest expenses of $130 million related to the increased FDIC special assessment and the fourth quarter of 2023 included $515 million pertaining to the FDIC special assessment as well as $150 million of workforce reduction charges. Excluding the impact of these items, core noninterest expense was $3.2 billion for the first quarter of 2024, decreasing $205 million, or 6%, from the fourth quarter of 2023 driven by lower or stable expenses across all categories, reflecting a continued focus on expense management.
Noninterest expense of $3.3 billion for the first quarter of 2024, which included a $130 million FDIC special assessment, was stable compared with the first quarter of 2023. Excluding the impact of this item, core noninterest expense was $3.2 billion for the first quarter of 2024, decreasing $117 million, or 4%, from the first quarter of 2023.
The effective tax rate was 18.8% for the first quarter of 2024, 16.3% for the fourth quarter of 2023 and 17.2% for the first quarter of 2023.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $562.8 billion in the first quarter of 2024, relatively stable in comparison to both the fourth quarter of 2023 and the first quarter of 2023.

Average Loans				Change	Change
				1Q24 vs	1Q24 vs
In billions	1Q24	4Q23	1Q23	4Q23	1Q23
Commercial	$219.2	$222.6	$224.6	(2)%	(2)%
Consumer	101.4	102.0	100.9	(1)%	—
Total	$320.6	$324.6	$325.5	(1)%	(2)%

Average loans for the first quarter of 2024 decreased $4.0 billion compared to the fourth quarter of 2023. Average commercial loans decreased $3.4 billion driven by lower utilization of loan commitments and paydowns outpacing new production. Average consumer loans declined $0.6 billion compared to the fourth quarter of 2023, primarily driven by lower credit card and home equity balances.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 6
Average loans for the first quarter of 2024 decreased $4.9 billion in comparison to the first quarter of 2023. Average commercial loans decreased $5.3 billion compared to the first quarter of 2023, driven by lower utilization of loan commitments. Average consumer loans were relatively stable.

Average Investment Securities				Change	Change
				1Q24 vs	1Q24 vs
In billions	1Q24	4Q23	1Q23	4Q23	1Q23
Available for sale	$46.0	$46.1	$48.2	—	(5)%
Held to maturity	89.4	91.3	95.2	(2)%	(6)%
Total	$135.4	$137.4	$143.4	(1)%	(6)%

Average investment securities of $135.4 billion in the first quarter of 2024 declined $2.0 billion and $8.0 billion from the fourth quarter of 2023 and the first quarter of 2023, respectively. In both comparisons, limited purchase activity was more than offset by portfolio paydowns and maturities. The duration of the investment securities portfolio was 4.0 years at March 31, 2024, 4.1 years at December 31, 2023 and 4.4 years at March 31, 2023.
Net unrealized losses on available for sale securities were $4.0 billion at March 31, 2024 increasing from $3.6 billion at December 31, 2023 and $3.8 billion at March 31, 2023. In both comparisons, the increase primarily reflected the impact of higher interest rates.
Average Federal Reserve Bank balances for the first quarter of 2024 were $47.8 billion, increasing $5.6 billion from the fourth quarter of 2023 and $14.3 billion from the first quarter of 2023. In both comparisons, the increase reflected lower loans and securities balances as well as higher average borrowed funds.
Federal Reserve Bank balances at March 31, 2024 were $53.2 billion, increasing $9.9 billion from December 31, 2023.

Average Deposits				Change	Change
				1Q24 vs	1Q24 vs
In billions	1Q24	4Q23	1Q23	4Q23	1Q23
Commercial	$202.5	$207.0	$210.0	(2)%	(4)%
Consumer	217.6	216.9	226.2	—	(4)%
Total	$420.2	$423.9	$436.2	(1)%	(4)%

IB % of total avg. deposits	76%	75%	72%
NIB % of total avg. deposits	24%	25%	28%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

Average deposits for the first quarter of 2024 were $420.2 billion, decreasing $3.8 billion from the fourth quarter of 2023 driven by seasonally lower commercial deposits. Compared to the first quarter of 2023, average deposits decreased $16.1 billion due to lower consumer and commercial deposits, reflecting the impact of quantitative tightening by the Federal Reserve and increased customer spending. Noninterest-bearing balances as a percentage of average deposits decreased in both comparisons reflecting growth in interest-bearing deposits as a result of the higher interest rate environment, as well as a slowing pace of decline in noninterest-bearing balances in the comparison to fourth quarter 2023.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 7
Deposits at March 31, 2024, were $425.6 billion and increased $4.2 billion, or 1%, from December 31, 2023, reflecting higher commercial and consumer deposits.

Average Borrowed Funds				Change	Change
				1Q24 vs	1Q24 vs
In billions	1Q24	4Q23	1Q23	4Q23	1Q23
Total	$75.6	$72.9	$63.0	4%	20%

Average borrowed funds of $75.6 billion in the first quarter of 2024 increased $2.7 billion compared to the fourth quarter of 2023 and $12.6 billion compared to the first quarter of 2023. In both comparisons, the increase was driven primarily by parent company senior debt issuances.

Capital	March 31, 2024	December 31, 2023	March 31, 2023

Common shareholders' equity In billions	$45.1	$44.9	$41.8
Accumulated other comprehensive income (loss) In billions	$(8.0)	$(7.7)	$(9.1)

Basel III common equity Tier 1 capital ratio *	10.1%	9.9%	9.2%
Basel III common equity Tier 1 fully implemented capital ratio (estimated)	10.0%	9.8%	9.1%
*March 31, 2024 ratio is estimated

PNC maintained a strong capital position. Common shareholders' equity at March 31, 2024 increased $0.2 billion from December 31, 2023, driven by the benefit of net income, partially offset by dividends paid and share repurchases as well as a decline in accumulated other comprehensive income.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available for sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other comprehensive income at March 31, 2024 declined $0.3 billion from December 31, 2023 due to securities and swaps valuation changes as the benefit of paydowns and maturities was more than offset by the impact of higher interest rates. Compared to March 31, 2023, accumulated other comprehensive income improved $1.1 billion, reflecting the benefit of paydowns and maturities.
In the first quarter of 2024, PNC returned $0.8 billion of capital to shareholders, reflecting more than $0.6 billion of dividends on common shares and more than $0.1 billion of common share repurchases, representing 0.9 million shares. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 44% were still available for repurchase at March 31, 2024.
In light of the Federal banking agencies proposed rules to adjust the Basel III capital framework, second quarter 2024 share repurchase activity is expected to approximate recent quarterly average share repurchase levels. PNC continues to evaluate the potential impact of the proposed rules and may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC's SCB for the four-quarter period beginning October 1, 2023 is the regulatory minimum of 2.5%.
On April 3, 2024, the PNC board of directors declared a quarterly cash dividend on common stock of $1.55 per share to be paid on May 6, 2024 to shareholders of record at the close of business April 15, 2024.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 8
At March 31, 2024, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	March 31, 2024	December 31, 2023	March 31, 2023	03/31/24 vs	03/31/24 vs
In millions				12/31/23	03/31/23
Provision for credit losses (a)	$155	$232	$235	$(77)	$(80)
Net loan charge-offs (a)	$243	$200	$195	22%	25%
Allowance for credit losses (b)	$5,365	$5,454	$5,413	(2)%	(1)%
Total delinquencies (c)	$1,275	$1,384	$1,326	(8)%	(4)%
Nonperforming loans	$2,380	$2,180	$2,010	9%	18%

Net charge-offs to average loans (annualized)	0.30%	0.24%	0.24%
Allowance for credit losses to total loans	1.68%	1.70%	1.66%
Nonperforming loans to total loans	0.74%	0.68%	0.62%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans more than 30 days past due

Provision for credit losses was $155 million in the first quarter of 2024, reflecting portfolio activity and improved macroeconomic factors. The fourth quarter of 2023 included a provision for credit losses of $232 million.
Net loan charge-offs were $243 million in the first quarter of 2024, increasing $43 million compared to the fourth quarter of 2023 and $48 million compared to the first quarter of 2023. In both comparisons, the increase was driven by higher commercial and consumer net loan charge-offs.
The allowance for credit losses was $5.4 billion at March 31, 2024, $5.5 billion at December 31, 2023 and $5.4 billion at March 31, 2023. The allowance for credit losses as a percentage of total loans was 1.68% at March 31, 2024, 1.70% at December 31, 2023 and 1.66% at March 31, 2023.
Delinquencies at March 31, 2024 were $1.3 billion, decreasing $109 million from December 31, 2023 due to lower consumer and commercial loan delinquencies. Compared to March 31, 2023, delinquencies decreased $51 million due to lower commercial loan delinquencies.
Nonperforming loans at March 31, 2024 were $2.4 billion, increasing $200 million from December 31, 2023, primarily due to higher commercial real estate nonperforming loans. Compared to March 31, 2023, nonperforming loans increased $370 million, reflecting higher commercial nonperforming loans, partially offset by lower consumer nonperforming loans.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 9

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	1Q24	4Q23	1Q23
Retail Banking	$1,085	$1,073	$647
Corporate & Institutional Banking	1,121	1,213	1,059
Asset Management Group	97	72	52
Other	(973)	(1,494)	(81)
Net income excluding noncontrolling interests	$1,330	$864	$1,677

Retail Banking				Change	Change
				1Q24 vs	1Q24 vs
In millions	1Q24	4Q23	1Q23	4Q23	1Q23
Net interest income	$2,617	$2,669	$2,281	$(52)	$336
Noninterest income	$764	$722	$743	$42	$21
Noninterest expense	$1,837	$1,848	$1,927	$(11)	$(90)
Provision for credit losses	$118	$130	$238	$(12)	$(120)
Earnings	$1,085	$1,073	$647	$12	$438

In billions
Average loans	$97.2	$97.4	$97.4	$(0.2)	$(0.2)
Average deposits	$249.0	$251.3	$262.5	$(2.3)	$(13.5)

Net loan charge-offs In millions	$139	$128	$112	$11	$27

Retail Banking Highlights
First quarter 2024 compared with fourth quarter 2023
▪Earnings increased 1%, as higher noninterest income, a lower provision for credit losses and lower noninterest expense were partially offset by lower net interest income.
–Noninterest income increased 6%, reflecting lower negative Visa Class B derivative fair value adjustments, partially offset by lower residential mortgage banking activity and a seasonal decline in card and cash management fees. Visa Class B derivative fair value adjustments were negative $7 million in the first quarter of 2024 compared to negative $100 million in the fourth quarter of 2023.
–Noninterest expense decreased 1%, reflecting a continued focus on expense management partially offset by higher technology investment.
–Provision for credit losses of $118 million in the first quarter of 2024 reflected the impact of portfolio activity and improved macroeconomic factors.
▪Average loans were stable.
▪Average deposits decreased 1%, reflecting the impact of continued inflationary pressures and competitive pricing dynamics.
First quarter 2024 compared with first quarter 2023
▪Earnings increased 68%, primarily due to higher revenue, a lower provision for credit losses as well as lower noninterest expense.
–Noninterest income increased 3%, reflecting lower negative Visa Class B derivative fair value adjustments, partially offset by lower card and cash management fees. The first quarter of 2023 included negative Visa Class B derivative fair value adjustments of $45 million.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 10
–Noninterest expense decreased 5%, and included lower personnel expense.
▪Average loans were stable.
▪Average deposits decreased 5%, reflecting the impact of quantitative tightening by the Federal Reserve and competitive pricing dynamics.

Corporate & Institutional Banking				Change	Change
				1Q24 vs	1Q24 vs
In millions	1Q24	4Q23	1Q23	4Q23	1Q23
Net interest income	$1,549	$1,642	$1,414	$(93)	$135
Noninterest income	$888	$995	$886	$(107)	$2
Noninterest expense	$922	$975	$939	$(53)	$(17)
Provision for (recapture of) credit losses	$47	$115	$(28)	$(68)	$75
Earnings	$1,121	$1,213	$1,059	$(92)	$62

In billions
Average loans	$204.2	$208.1	$209.9	$(3.9)	$(5.7)
Average deposits	$142.7	$144.5	$145.4	$(1.8)	$(2.7)

Net loan charge-offs In millions	$108	$76	$85	$32	$23

Corporate & Institutional Banking Highlights
First quarter 2024 compared with fourth quarter 2023
▪Earnings decreased 8%, driven by lower noninterest and net interest income, partially offset by lower provision for credit losses and lower noninterest expense.
–Noninterest income decreased 11%, due to lower capital markets and advisory fees and gains on sales.
–Noninterest expense decreased 5%, driven by lower business activity and a continued focus on expense management.
–Provision for credit losses of $47 million in the first quarter of 2024 reflected portfolio activity and improved macroeconomic factors.
▪Average loans decreased 2%, driven by lower utilization of loan commitments and paydowns outpacing new production.
▪Average deposits decreased 1%, reflecting seasonal declines in corporate deposits.
First quarter 2024 compared with first quarter 2023
▪Earnings increased 6%, due to higher net interest income and a decline in noninterest expense, partially offset by a higher provision for credit losses.
–Noninterest income remained stable, as higher treasury management product revenue was largely offset by lower commercial mortgage banking activity.
–Noninterest expense decreased 2%, reflecting a continued focus on expense management.
▪Average loans decreased 3%, driven by lower utilization of loan commitments.
▪Average deposits decreased 2%, reflecting the impact of quantitative tightening by the Federal Reserve and competitive pricing dynamics.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 11

Asset Management Group				Change	Change
				1Q24 vs	1Q24 vs
In millions	1Q24	4Q23	1Q23	4Q23	1Q23
Net interest income	$157	$156	$127	$1	$30
Noninterest income	$230	$224	$230	$6	—
Noninterest expense	$265	$284	$280	$(19)	$(15)
Provision for (recapture of) credit losses	$(5)	$2	$9	$(7)	$(14)
Earnings	$97	$72	$52	$25	$45

In billions
Discretionary client assets under management	$195	$189	$177	$6	$18
Nondiscretionary client assets under administration	$199	$179	$156	$20	$43
Client assets under administration at quarter end	$394	$368	$333	$26	$61

In billions
Average loans	$16.3	$16.1	$14.6	$0.2	$1.7
Average deposits	$28.7	$28.2	$28.2	$0.5	$0.5

Net loan charge-offs (recoveries) In millions	—	$(1)	—	$1	—

Asset Management Group Highlights
First quarter 2024 compared with fourth quarter 2023
▪Earnings increased 35%, reflecting lower noninterest expense and higher noninterest income.
–Noninterest income increased 3%, reflecting higher average equity markets.
–Noninterest expense decreased 7%, driven by lower personnel expense.
▪Discretionary client assets under management increased 3%, driven by higher spot equity markets.
▪Average loans increased 1%, primarily due to growth in residential mortgage loans.
▪Average deposits increased 2%, and included growth in CD and deposit sweep balances.
First quarter 2024 compared with first quarter 2023
▪Earnings increased 87%, due to higher net interest income, a decline in noninterest expense and a provision recapture.
–Noninterest income was stable.
–Noninterest expense decreased 5%, reflecting a continued focus on expense management.
▪Discretionary client assets under management increased 10%, primarily driven by higher spot equity markets.
▪Average loans increased 12%, primarily driven by growth in residential mortgage loans.
▪Average deposits increased 2%, reflecting growth in CD and deposit sweep balances, partially offset by the impact of quantitative tightening by the Federal Reserve and redeployment of funds to assets under management.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 12
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC's first quarter 2024 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (877) 660-6853 and (201) 612-7415 (international), Access ID 13744434 and a replay of the audio webcast will be available on PNC's website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Timothy Miller	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 13
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2024	2023	2023
Revenue
Net interest income	$3,264	$3,403	$3,585
Noninterest income	1,881	1,958	2,018
Total revenue	5,145	5,361	5,603
Provision for credit losses	155	232	235
Noninterest expense	3,334	4,074	3,321
Income before income taxes and noncontrolling interests	$1,656	$1,055	$2,047
Income taxes	312	172	353
Net income	$1,344	$883	$1,694
Less:
Net income attributable to noncontrolling interests	14	19	17
Preferred stock dividends (a)	81	118	68
Preferred stock discount accretion and redemptions	2	2	2
Net income attributable to common shareholders	$1,247	$744	$1,607
Per Common Share
Basic	$3.10	$1.85	$3.98
Diluted	$3.10	$1.85	$3.98
Cash dividends declared per common share	$1.55	$1.55	$1.50
Effective tax rate (b)	18.8%	16.3%	17.2%
PERFORMANCE RATIOS
Net interest margin (c)	2.57%	2.66%	2.84%
Noninterest income to total revenue	37%	37%	36%
Efficiency (d)	65%	76%	59%
Return on:
Average common shareholders' equity	11.39%	6.93%	16.11%
Average assets	0.97%	0.62%	1.22%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2024, December 31, 2023 and March 31, 2023 were $34 million, $36 million and $38 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	March 31	December 31	March 31
	2024	2023	2023
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$566,162	$561,580	$561,777
Loans (a)	$319,781	$321,508	$326,475
Allowance for loan and lease losses	$4,693	$4,791	$4,741
Interest-earning deposits with banks	$53,612	$43,804	$33,865
Investment securities	$130,460	$132,569	$138,239
Total deposits	$425,624	$421,418	$436,833
Borrowed funds (a)	$72,707	$72,737	$60,822
Allowance for unfunded lending related commitments	$672	$663	$672
Total shareholders' equity	$51,340	$51,105	$49,044
Common shareholders' equity	$45,097	$44,864	$41,809
Accumulated other comprehensive income (loss)	$(8,042)	$(7,712)	$(9,108)
Book value per common share	$113.30	$112.72	$104.76
Tangible book value per common share (non-GAAP) (b)	$85.70	$85.08	$76.90
Period end common shares outstanding (In millions)	398	398	399
Loans to deposits	75%	76%	75%
Common shareholders' equity to total assets	8.0%	8.0%	7.4%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$195	$189	$177
Nondiscretionary client assets under administration	199	179	156
Total client assets under administration	394	368	333
Brokerage account client assets	83	80	77
Total client assets	$477	$448	$410
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.1%	9.9%	9.2%
Common equity Tier 1 fully implemented (e)	10.0%	9.8%	9.1%
Tier 1 risk-based	11.5%	11.4%	10.9%
Total capital risk-based	13.4%	13.2%	12.8%
Leverage	8.7%	8.7%	8.5%
Supplementary leverage	7.3%	7.2%	7.2%
ASSET QUALITY
Nonperforming loans to total loans	0.74%	0.68%	0.62%
Nonperforming assets to total loans, OREO and foreclosed assets	0.76%	0.69%	0.63%
Nonperforming assets to total assets	0.43%	0.39%	0.36%
Net charge-offs to average loans (for the three months ended) (annualized)	0.30%	0.24%	0.24%
Allowance for loan and lease losses to total loans	1.47%	1.49%	1.45%
Allowance for credit losses to total loans (f)	1.68%	1.70%	1.66%
Allowance for loan and lease losses to nonperforming loans	197%	220%	236%
Total delinquencies (In millions) (g)	$1,275	$1,384	$1,326
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2023 Form 10-K included, and our first quarter 2024 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 18 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 15 for additional information. The ratios as of March 31, 2024 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The estimated fully implemented ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provision.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2024 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter 2022, PNC is now in the three-year transition period, and the full impact of the CECL standard is being phased-in to regulatory capital through December 31, 2024. See the table below for the December 31, 2023, March 31, 2023 and estimated March 31, 2024 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the March 31, 2024 and December 31, 2023 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	March 31 2024 (estimated) (b)	December 31 2023 (b)	March 31 2023 (b)	March 31, 2024 (Fully Implemented) (estimated) (c)	December 31, 2023 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$53,380	$53,059	$51,400	$53,139	$52,576
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,983)	(11,000)	(11,119)	(10,983)	(11,000)
All other adjustments	(87)	(85)	(92)	(89)	(86)
Basel III Common equity Tier 1 capital	$42,310	$41,974	$40,189	$42,067	$41,490
Basel III standardized approach risk-weighted assets (d)	$420,475	$424,408	$435,827	$420,532	$424,546
Basel III Common equity Tier 1 capital ratio	10.1%	9.9%	9.2%	10.0%	9.8%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions.
(c)The March 31, 2024 and December 31, 2023 ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provisions.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Core Noninterest Expense (non-GAAP) Efficiency Ratio - as adjusted (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2024	2023	2023
Noninterest expense	$3,334	$4,074	$3,321
Less non-core noninterest expense adjustments:
FDIC special assessment costs	130	515
Workforce reduction charges		150
Total non-core noninterest expense adjustments	$130	$665
Core noninterest expense (non-GAAP)	$3,204	$3,409	$3,321

Total revenue	$5,145	$5,361	$5,603

Efficiency ratio (a)	65%	76%	59%
Efficiency ratio - as adjusted (non-GAAP) (b)	62%	64%	59%
(a)Calculated as noninterest expense divided by total revenue.
(b)Calculated as core noninterest expense divided by total revenue.

Core noninterest expense is a non-GAAP measure calculated based on noninterest expense less costs related to the FDIC special assessment as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. We believe this non-GAAP measure to be a useful tool for comparison of operating expenses incurred during the normal course of business. The exclusion of FDIC special assessment costs and workforce reduction charges increases comparability across periods, demonstrates the impact of significant items and provides a useful measure for determining PNC’s expenses that are core to our business operations and expected to recur over time.

The efficiency ratio - as adjusted is a non-GAAP measure and excludes non-core noninterest expense adjustments comprised of costs related to the FDIC special assessment as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. It is calculated based on adjusting the efficiency ratio calculation to use core noninterest expense which excludes the non-core noninterest expense adjustments. We believe that this non-GAAP measure is a useful tool for the purpose of evaluating PNC’s results.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Pretax Pre-Provision Earnings (non-GAAP) Pretax Pre-Provision Earnings - as adjusted (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2024	2023	2023
Income before income taxes and noncontrolling interests	$1,656	$1,055	$2,047
Provision for credit losses	155	232	235
Pretax pre-provision earnings (non-GAAP)	$1,811	$1,287	$2,282
Total non-core noninterest expense adjustments	130	665
Pretax pre-provision earnings - as adjusted (non-GAAP)	$1,941	$1,952	$2,282

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Pretax pre-provision earnings - as adjusted is a non-GAAP measure and is based on adjusting pretax pre-provision earnings to exclude non-core noninterest expense adjustments comprised of costs related to the FDIC special assessment as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. We believe that this non-GAAP measure is a useful tool in understanding PNC’s results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

Diluted Earnings per Common Share - as adjusted (non-GAAP)	Three months ended
	March 31	Per Common	December 31	Per Common	March 31	Per Common
Dollars in millions, except per share data	2024	Share	2023	Share	2023	Share
Net income attributable to common shareholders	$1,247		$744		$1,607
Dividends and undistributed earnings allocated to nonvested restricted shares	(7)		(4)		(8)
Net income attributable to diluted common shareholders	$1,240	$3.10	$740	$1.85	$1,599	$3.98
Total non-core noninterest expense adjustments after tax (a)	103	$0.26	525	$1.31
Net income attributable to diluted common shareholders - as adjusted (non-GAAP)	$1,343	$3.36	$1,265	$3.16	$1,599	$3.98
Average diluted common shares outstanding (In millions)	400		401		402
(a)Statutory tax rate of 21% used to calculate impacts.

The diluted earnings per common share - as adjusted is a non-GAAP measure and excludes non-core noninterest expense adjustments comprised of costs related to the FDIC special assessment as well as restructuring expenses incurred as part of the workforce reduction executed in the fourth quarter of 2023. It is calculated based on adjusting net income attributable to diluted common shareholders by removing post-tax non-core noninterest expense adjustments in the period. We believe this non-GAAP measure serves as a useful tool in understanding PNC’s results by providing greater comparability between periods, as well as demonstrating the effect of significant items.

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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible Book Value per Common Share (non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2024	2023	2023
Book value per common share	$113.30	$112.72	$104.76
Tangible book value per common share
Common shareholders' equity	$45,097	$44,864	$41,809
Goodwill and other intangible assets	(11,225)	(11,244)	(11,378)
Deferred tax liabilities on goodwill and other intangible assets	242	244	260
Tangible common shareholders' equity	$34,114	$33,864	$30,691
Period-end common shares outstanding (In millions)	398	398	399
Tangible book value per common share (non-GAAP)	$85.70	$85.08	$76.90

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended
	March 31	December 31	March 31
Dollars in millions	2024	2023	2023
Net interest income	$3,264	$3,403	$3,585
Taxable-equivalent adjustments	34	36	38
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,298	$3,439	$3,623

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 19
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers', suppliers' and other counterparties' performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–PNC’s baseline forecast is for slower economic growth in 2024 as consumer spending growth slows and higher interest rates remain a drag on the economy. The ongoing strength of the labor market will continue to support consumer spending. The Federal Open Market Committee is indicating that it will start to cut the federal funds rate later this year, with rate cuts supporting economic growth toward the end of 2024.
–GDP growth this year will be close to trend at below 2%, and the unemployment rate will increase modestly to somewhat above 4% by the end of 2024. Inflation will continue to slow as wage pressures abate, moving back to the Federal Reserve’s 2% long-term objective by the first half of 2025.
–PNC expects the federal funds rate to remain unchanged in the first part of 2024, between 5.25% and 5.50%, with federal funds rate cuts starting in mid-2024 with easing inflationary pressures. PNC expects two federal funds rate cuts in 2024, with the rate ending this year in a range between 4.75% and 5.00%.

▪PNC's ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board's Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC's financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC's balance sheet. In addition, PNC's ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports First Quarter 2024 Net Income of $1.3 Billion, $3.10 Diluted EPS or $3.36 As Adjusted – Page 20

Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC's control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2023 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC's website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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